Exhibit 99.2

December 23, 2003                                   MEDIA CONTACT:
                                                    Bob Loy or Ruth Ann Becker
                                                    Becker Communications
                                                    (808) 533-4165

FOR IMMEDIATE RELEASE

  Hawaiian Airlines' Parent to Release $500,000 to Trustee; Hopes Money Will
                              Benefit Employees

Honolulu, Hawaii--The Board of Directors of Hawaiian Holdings, Inc. has voted to release to Hawaiian Airlines the $500,000 the parent company received before the Airline filed for Chapter 11 bankruptcy protection last March. The Airline originally approved the $500,000 transfer to Hawaiian Holdings to pay expenses associated with the parent's status as a public company, such as franchise taxes and audit fees which benefited the Airline. The Airline's board acted at that time on the advice of two prominent U.S. law firms.

"The money was never spent, by agreement with the Trustee, and is being returned to put the issue to rest," said Hawaiian Holdings Board Chairman John Adams. Earlier this month, the Trustee filed a lawsuit seeking return of the $500,000, rather than issue a request for its return to the Airline.

"It could cost more than $500,000 to litigate this issue, and we didn't think that would be a wise use of the Airline's resources," said Adams. "We hope the Trustee will take our lead in seeking a quick emergence from bankruptcy without wasting money and dragging out this relatively straight forward bankruptcy proceeding."

Adams thanked the Board for its willingness to eliminate hurdles that stand in the way of the Airline's restructuring. The Board in turn recognized Adams and his management team for the Airline's record results this year, as documented in the Airline's monthly financial report for November 2003.

According to that report, aircraft maintenance expense decreased approximately 49 percent year-over-year as a direct result of the company's introduction of new B767-300 aircraft in its transpacific and South Pacific operations, distribution costs were 66 percent lower in November as a result of increased online and direct sales and on-time performance in 2003 was, by a significant margin, the best in the industry.

"This is a result of actions taken by the management team we put together, and the business model that was designed and put into place prior to the appointment of the Trustee," Adams said.

In September, the Trustee failed to make necessary pension payments to the Pension Benefit Guarantee Commission, which manages the pilots' pension plan, resulting in a lien being placed on the $500,000.

In addressing the lien, Adams stated, "We hope the issue can be resolved quickly and to the benefit of Hawaiian's employees. When we asked for their cooperation, they stepped up to the plate and did what was necessary to help turn Hawaiian around."


###